EXHIBIT 7.3



                            NICECOM LTD. (IN LIQUIDATION)

                                FINANCIAL STATEMENTS

                                 DECEMBER 31, 1993






Table of Contents


Auditors' Report
Balance Sheet
Income Statement
Statements of Cash Flows
Notes to the Financial Statements





AUDITORS' REPORT TO THE SHAREHOLDERS OF NICECOM LTD. (IN LIQUIDATION)

We have examined the Balance Sheet of NICECOM LTD. (IN LIQUIDATION) as of December 31, 1993, and the statements of Income and Cash Flows for the year then ended. Our examination was conducted in accordance with generally accepted auditing standards, including those prescribed under the Auditor's Regulations (Auditor's Mode of Performance), 1973, and accordingly we have applied such auditing procedures as we considered necessary under the circumstances.

The financial statements referred to above, were prepared on the basis of historical cost, adjusted to reflect the changes in the general purchasing power of the Israeli currency, in accordance with the Opinions of the Institute of Certified Public Accountants in Israel. Condensed nominal financial statements, which served as the basis for the adjusted financial statements, are presented in Note 17.
Information regarding events that occurred subsequent to December 31, 1993 has not been included in these financial statements.

In our opinion, except for the omission of the aforementioned information, the financial statements referred to above, present fairly, in conformity with generally accepted accounting principles in Israel, which do not differ in any material respects pertaining to these financial statements, from generally accepted accounting principles in the United States, the financial position of the Company at December 31, 1993, and the results of its operations and cash flows for the year then ended (see Note 2(A)(4) of Notes to the Financial Statements).

Pursuant to Section 211 of the Companies Ordinance, we state that we have obtained all the information and explanations we have required, and that our opinion on the above Financial Statements is given according to the best of our information and the explanations received by us and as shown by the books of the Company.


Without qualifying our opinion on the above mentioned financial Statements, we would like to draw your attention to Note 1 (D) to the financial statements, regarding the Company's liquidation commenced in October, 1994.

The opinion is expressed in reliance on our previous opinion, dated April 28, 1994.


Shachak & Co.
Certified Public Accountants (Israel)

Tel Aviv, December 26, 1994



                         NICECOM LTD. (IN LIQUIDATION)

                     BALANCE SHEET AS OF DECEMBER 31, 1993

                 In December 1993 Adjusted New Israeli Shekels


                                                          Note         NIS
Current assets
  Cash and cash equivalents                                 3         423,518
  Due from related parties                                  4          15,198
  Accounts receivable and income receivable                 5         731,855
  Other receivables and current assets                      6         834,224
  Inventories                                                         149,269
                                                                    2,154,064
                                                                    ---------
Fixed assets                                                7       1,092,290
                                                                    ---------
                                                                    3,246,354
                                                                    =========
Current liabilities
  Bank overdraft                                                        1,878
  Accounts payable                                          8         201,336
  Due to related parties                                    4          74,066
  Other payables and current liabilities                    9         683,718
                                                                      960,998
                                                                    ---------
Loan from a company that is an interested party            10       4,725,943
                                                                    ---------
Liability for the termination of the
  employee-employer relationship                           11          54,597
                                                                    ---------
Commitments and contingent liabilities                     13

Capital deficit
  Share capital                                            12          11,125
  Accumulated loss                                                 (2,506,309)
                                                                   (2,495,184)
                                                                    ---------
                                                                    3,246,354
                                                                    =========
   _________________________
   David Ben-Ze'ev, Attorney
          Liquidator

 December 26, 1994
 Approval date of the financial statements.

The accompanying notes are an integral part of the financial statements.



                        NICECOM LTD. (IN LIQUIDATION)

                              INCOME STATEMENT

                     FOR THE YEAR ENDED DECEMBER 31, 1993

                 In December 1993 Adjusted New Israeli Shekels

                                                          Note         NIS

Revenues from production                                            1,346,111
Cost of production                                         14         681,238
     Gross profit                                                     664,873
                                                                    ---------

Expenses
  Research and development costs                           15       1,856,041
  Marketing expenses                                                  510,655
  Administrative expenses                                  16         845,728
                                                                    3,212,424
                                                                    ---------
Loss from operations                                                2,547,551

Financial income, net                                                 (41,242)

Net loss                                                            2,506,309
                                                                    =========

The accompanying notes are an integral part of the financial statements.



                         NICECOM LTD. (IN LIQUIDATION)

                            STATEMENT OF CASH FLOWS

                     FOR THE YEAR ENDED DECEMBER 31, 1993

                 In December 1993 Adjusted New Israeli Shekels

                                                                       NIS


Cash flows from current operations:

Net loss                                                           (2,506,309)
Adjustments required to present cash flows from
   current operations (Appendix)                                     (655,521)
     Net cash flows used in current operations                     (3,161,830)
                                                                    ---------

Cash flows from investment activities:

Acquisitions of fixed assets                                       (1,153,598)
Loan received from a company that is an interested party            4,725,943
     Net cash flows provided by investment activities               3,572,345
                                                                    ---------

Cash flows from financing activities:
Issuance of capital                                                    11,125
Credit received from bank corporations                                  1,878
     Net cash flows provided by financing activities                   13,003
                                                                   ----------

Increase in cash and cash equivalents                                 423,518
Balance of cash and cash equivalents - beginning of the year             -
Balance of cash and cash equivalents - end of the year                423,518
                                                                   ==========

The accompanying notes are an integral part of the financial statements.



                         NICECOM LTD. (IN LIQUIDATION)
                                                                APPENDIX
                            STATEMENT OF CASH FLOWS

                  ADJUSTMENTS REQUIRED TO PRESENT CASH FLOWS

                            FROM CURRENT OPERATIONS

                     FOR THE YEAR ENDED DECEMBER 31, 1993

                In December 1993 Adjusted New Israeli Shekels

                                                                       NIS

Income and expenses not involving cash flows:
Depreciation and amortization                                          61,308
Increase in the liability for the termination
   of the employee-employer relationship                               54,597



Changes in assets and liabilities:
Increase in accounts receivable and income receivable                (731,855)
Increase in inventories                                              (149,269)
Increase in other receivables and current assets                     (834,224)
Increase in accounts payable                                          201,336
Increase in other payables and current liabilities                    683,718
Increase in related parties                                            58,868
                                                                     (655,521)
                                                                     =========

                         NICECOM LTD. (IN LIQUIDATION)

                       NOTES TO THE FINANCIAL STATEMENTS

                            As of December 31, 1993

Note 1 - General

         A. The Company was incorporated and approved under the Companies Ordinance on December 28, 1992, and commenced operations in January 1993.

         B. These financial statements are the initial audited financial statements prepared by the Company.

         C. The Company develops, manufactures, and sells computer communication products.

         D. In October 1994, a resolution was adopted at an extraordinary meeting of the shareholders of NICECOM LTD. to liquidate the Company.


Note 2 - Accounting policy

         A. Measurement base

            1. The financial statements present the financial position as of balance sheet date, and the results of the Company's operations measured in New Israeli Shekels of the last month of the reported year (according to the Consumer Price Index for December 31, 1993, which represents the average price level for that month, as published in the following month). This method of presentation conforms with the opinions of the Institute of Certified Public Accountants in Israel, and is not meant to reflect the assets, liabilities, capital or the changes therein, including the results of operations, on a current basis or any other economic basis. The reported data were prepared in accordance with generally accepted accounting principles, whereby the the cost of non-monetary assets were adjusted on the basis of the changes in the Consumer Price Index from the date of acquisition or payment. Capital resources were adjusted correspondingly, from the date received until the balance sheet month.

               Income Statement items were adjusted according to the changes in the Consumer Price Index as follows:

               - Revenues and expenses, other than financial income and
                 expenses, were adjusted according to the changes in the Index from the date the transaction was effected until December 1993.

               - Financial income and expenses include the net erosion in the value of monetary items.


            2. The Company maintains its accounts on a current basis in nominal
               New Israeli Shekels. The nominal data were adjusted to NIS of a fixed purchasing power, as aforesaid. Condensed nominal financial statements, which served as the basis for preparation of the Company's adjusted financial statements are presented in
               Note 17.

            3. The balances in these financial statements have all been adjusted for the changes in the general purchasing power of the Israeli currency, unless stated otherwise.

            4. The financial statements have been prepared in conformity with generally accepted accounting principles in Israel, which do not differ in any material respects pertaining to these financial statements, from generally accepted accounting principles in the United States.

         B. Fixed assets

            1. Fixed assets are presented at cost.

            2. Depreciation is computed by the straight-line method, at rates considered sufficient to depreciate the assets over their estimated useful lives.

         C. Foreign currency balances

            Foreign currency balances are presented on the basis of the representative exchange rate prevailing on balance sheet date - NIS
            2.986 to the U.S. dollar.

Note 3 - Cash and cash equivalents

         Cash and cash equivalents include cash denominated in foreign currency of NIS 1,345 and marketable certificates of deposit totalling NIS 422,173.


Note 4 - Related parties

         Balances with related parties bore interest at the level of the increase in the Consumer Price Index.


Note 5 - Accounts receivable and income receivable
         Composition as of December 31, 1993:
                                                                      NIS

         Open accounts                                               603,876
         Income receivable                                           127,979
                                                                     731,855
                                                                     =======


Note 6 - Other receivables and current assets
         Composition as of December 31, 1993:
                                                                      NIS

         Receivable for participation in development expenses        516,230
         Companies tax                                                29,250
         Institutions                                                288,744
                                                                     834,224
                                                                     =======


Note 7 - Fixed assets
A. Composition as of December 31, 1993:
   A. Composition

                                  Office
                                 furniture
                                   and                  Leasehold
                       Vehicles  equipment  Computers  improvements    Total
                         NIS        NIS        NIS          NIS         NIS

Cost
Acquisitions for year  579,537    43,614     288,063     242,384     1,153,598
                       -------    ------     -------     -------     ---------
Less -
Accumulated
 depreciation for year  46,766     1,480      13,062        -           61,308
                       -------    ------     -------     -------     ---------

Depreciated cost       532,771    42,134     275,001     242,384     1,092,290
                       =======    ======     =======     =======     =========



         B. Annual depreciation rates:

                                                             %
            Vehicles                                        15
            Office furniture and equipment                 6 - 10
            Computers                                       20
            Leasehold improvements                Over the period of the lease


Note 8 - Accounts payable
         Composition as of December 31, 1993:
                                                                      NIS

         Open accounts                                               191,274
         Notes payable                                                10,062
                                                                     201,336
                                                                     =======

Note 9 - Other payables and current liabilities
         Composition as of December 31, 1993:
                                                                      NIS

         Employees and institutions for salaries
           and related expenses                                      529,010
         Institutions                                                    683
         Expenses payable                                             27,750
         Miscellaneous                                               126,275
                                                                     683,718
                                                                     =======

Note 10- Loan from a company that is an interested party

         The loan is linked to the Consumer Price Index and does not bear
         interest.  No repayment date has been set.   Subsequent to the date of
         the financial statements, a portion of the loan equivalent to U.S. $600,000 was converted to share capital (also see Note 12).

Note 11- Liability for the termination of the employee-employer relationship

         The Company's liability for the payment of severance pay to its employees is computed on the basis of their last salary and their period of employment. The liability is covered primarily by payments to insurance companies. The balance of the liability is expressed by this provision.


Note 12- Share capital
         A. Composition as of December 31, 1993


                                         Registered     Issued and paid up
                                             NIS               NIS
             Common shares,
               NIS 0.01 par value          10,000           10,000
                                           ======           ======

         B. Subsequent events

            1. Pursuant to an agreement dated February 13, 1994, the Company allocated shares to a group of investors that grant 25% of the rights to control and ownership in the Company, in consideration for the NIS equivalent of U.S. five million dollars. In addition, the Company allocated shares to its parent company, Nice Systems Ltd, and to its subsidiary, Nice Software (1991) Ltd., in consideration for the NIS equivalent of US $ 1,450,000.

            2. The composition of share capital as of the issue date of the financial statements:
                                        Registered     Issued and paid up
                                           NIS               NIS
               Common shares,
                NIS 0.01 par value     20,000,000         14,201,942
                                       ==========         ==========
            3. The Company issued 1,133,334 options to its employees.  Each option may be exercised to purchase one ordinary NIS 1 par value share of the Company in consideration for payment of its par value. The options may be exercised over a four year period, conditioned upon the terms that were stipulated.

Note 13 - Commitments and contingent liabilities

          The Company signed agreements with the Chief Scientist of the Ministry of Industry and Trade, according to which the Company receives Government grants for development programs. Pursuant to the terms of the grants, the Company must pay royalties to the Government of Israel of 2% of the sales of the products that result from the development program, until it has repaid a maximum of the linked amount of the grant of NIS 1,057,157 plus linkage differences (in accordance with the terms of the grant, products developed with grant funds must be produced in Israel).


Note 14 - Cost of production
          Composition:
                                                            For the year ended
                                                             December 31, 1993

          Salaries and related expenses                            196,914
          Outside projects (includes NIS 412,683 from
            a company that is an interested party)                 426,949
          Other production costs                                    48,802
          Depreciation                                               8,573
                                                                   681,238
                                                                   =======

Note 15 - Research and development costs
          Composition:
                                                           For the year ended
                                                           December 31, 1993
          Salaries and related expenses                          2,653,087
          Outside projects                                          26,157
          Materials                                                153,407
          Other development costs (includes NIS 39,000
             from a company that is an interested party)            93,730
          Depreciation                                               4,560
                                                                 2,930,941
          Less - the participation of others                    (1,074,900)
                                                                 1,856,041
                                                                 =========


Note 16 - General and administrative expenses

          Includes depreciation of NIS 1,409.


Note 17 - Condensed Nominal Financial Statements
          A. Balance Sheet as of December 31, 1993:
                                                                      NIS
             Current assets
               Cash and cash equivalents                             423,518
               Due from related parties                               15,198
               Accounts receivable and income receivable             731,855
               Other receivables                                     834,224
               Inventories                                           143,571
                                                                   2,148,366
                                                                   ---------
             Fixed assets                                          1,063,683
                                                                   ---------
                                                                   3,212,049
                                                                   =========


             Current liabilities
               Bank overdraft                                          1,878
               Accounts payable                                      201,336
               Due to related parties                                 74,066
               Other payables and current liabilities                683,718
                                                                     960,998
                                                                   ---------
             Loan from a company that is an interested party       4,725,943
                                                                   ---------
             Liability for the termination of the
               employee-employer relationship                         54,597
                                                                   ---------
              Capital deficit
               Share capital                                          10,000
               Accumulated loss                                   (2,539,489)
                                                                  (2,529,489)
                                                                   ---------
                                                                   3,212,049
                                                                   =========


          B. Income Statement for the year ended December 31, 1993
                                                                      NIS

             Revenues from production                              1,293,548
             Cost of production                                      660,284
                  Gross profit                                       633,264
                                                                   ---------

             Expenses
               Research and development costs                      1,747,234
               Marketing expenses                                    481,358
               Administrative expenses                               826,925
                                                                   3,055,517
                                                                   ---------
             Loss from operations                                  2,422,253

             Financial expenses, net                                 117,236

             Net loss                                              2,539,489
                                                                   =========